Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

May 3, 2019

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to $450,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2028 (the “Exchange Notes”).

The Exchange Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 4.500% Senior Notes due 2028 issued on August 13, 2018 (the “Original Notes”), pursuant to a registration rights agreement, dated as of August 13, 2018, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the several initial purchasers. We refer to the offer to exchange the Original Notes for the Exchange Notes as the “Exchange Offer.”

The Original Notes were, and the Exchange Notes will be, issued pursuant to an indenture, dated as of December 8, 2005 (the “Base Indenture”), between the Company (formerly Fidelity National Title Group, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor in interest to The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of January 6, 2006 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of May 5, 2010 (the “Second Supplemental Indenture”), and a fourth supplemental indenture, dated as of August 13, 2018 (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed for purposes of this opinion that: (i) the Registration Statement shall have become effective prior to the issuance of the Exchange Notes and such effectiveness shall not have been terminated or rescinded; (ii) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the Indenture; (iii) the execution, delivery and performance by the Trustee of the Indenture have been duly authorized by all necessary action on the part of the Trustee; and (iv) the Indenture has been duly and validly executed and delivered by the Trustee under the laws of the jurisdiction in which it is organized.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and issued and delivered in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction, or, in the case of Delaware, any other laws.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP